EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement of Cell Therapeutics, Inc. on Form S-3 (File No. 333-161442), of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 26, 2010, with respect to our audits of the consolidated financial statements of Cell Therapeutics, Inc. as of December 31, 2009 and for the years ended December 31, 2009 and 2008 and our report dated February 26, 2010 with respect to our audit of the effectiveness of internal control over financial reporting of Cell Therapeutics, Inc. as of December 31, 2009 appearing in the Annual Report on Form 10-K of Cell Therapeutics, Inc. for the year ended December 31, 2009. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Stonefield Josephson, Inc.

San Francisco, CA

February 16, 2011